Exhibit 11


              AMENDMENT TO EMPLOYMENT AGREEMENT OF ALVIN N. TELLER


          THIS AMENDMENT is entered into as of December 20, 1996, by and between ALLIANCE ENTERTAINMENT CORP., a Delaware corporation (the "Company"), and Alvin
N. Teller (the "Executive").

                                R E C I T A L S:

          WHEREAS, the Company and the Executive have entered into an Employment Agreement (the "Agreement"), dated as of the 15th day of August, 1996, between the Company and the Executive; and

          WHEREAS, in connection with the execution and delivery of a Purchase Agreement dated as of December 20, 1996 among the Company, Cypress Ventures, Inc., Wasserstein & Co., Inc. and BT Capital Partners, Inc., the Company and the Executive desire to amend the Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties, the parties agree that the third sentence of Section 1 of the Agreement is hereby amended to read as follows:

      "The Executive shall have full authority over the day-to-day operations of the Company and all of its subsidiaries and over all officers and employees of the Company, including, without limitation, the power to hire and, subject to contractual commitments, fire employees; provided, however, that (i) so long as Wasserstein & Co., Inc. ("WCI") and BT Capital Partners, Inc. ("BTC") hold 50% or more of the securities issued to them pursuant to the Purchase Agreement dated as of December 20, 1996 (the "Purchase Agreement") among the Company, Cypress Ventures, Inc., WCI and BTC, (or in the event WCI or BTC holds 50% or more of the securities purchased by it pursuant to the Purchase Agreement and the other does not hold 50% or more of the securities purchased by it pursuant to the Purchase Agreement, then such 50% or more holder alone) shall have the exclusive power to nominate

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     a candidate to be considered for the position of Executive Vice President -
     Finance subject to the Executive's consent, which consent shall not be unreasonably withheld, (ii) the Executive shall not remove the Executive Vice President - Finance without the approval of the Board of Directors of the Company which shall be the only limitation on the Executive's power to fire employees, and (iii) Executive shall retain the exclusive power to nominate a candidate to be considered as the executive in charge of distribution operations or logistics (or other similar position involving the supervision of the warehousing and shipping of inventory), subject to the consent of WCI and BTC, so long as WCI and BTC hold 50% or more of the securities issued to them pursuant to the Purchase Agreement (or in the event WCI or BTC holds 50% or more of the securities purchased by it pursuant to the Purchase Agreement and the other does not hold 50% or more of the securities purchased by it pursuant to the Purchase Agreement, then such 50% or more holder alone), which consent shall not be unreasonably withheld."

            The parties hereby agree that the above amendment of the third sentence of Section 1 shall not be an event or occurrence which constitutes "Good Reason" as defined in Section 5.3.2 of the Agreement.

            This Amendment shall be effective as of the date hereof.

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            IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the date first above written.

EMPLOYEE:                           ALLIANCE ENTERTAINMENT CORP.


/s/ Alvin N. Teller                 By: /s/ Christopher J. Joyce
-------------------------               ----------------------------
Alvin N. Teller                         Name: Christopher J. Joyce
                                        Title: Executive Vice President, General
                                               Counsel and Assistant Secretary